Exhibit 4.9


                       PRICE DEVELOPMENT COMPANY,
                         LIMITED PARTNERSHIP

                                AND

                       THE CHASE MANHATTAN BANK

                             Trustee




                    FIRST SUPPLEMENTAL INDENTURE

                    Dated as of March 11, 1998

                    Supplementing the Indenture
                    Dated as of March 11, 1998



              $100,000,000 7.29% Senior Notes due 2008

          FIRST SUPPLEMENTAL INDENTURE, dated as of the 11th day of March,
1998, between PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP, a limited partnership organized and existing under the laws of the State of Maryland
(the "Issuer"), having its principal office at 35 Century Park-Way, Salt Lake
City, Utah 84115 and The Chase Manhattan Bank, a banking corporation organized under the laws of the State of New York (the "Trustee"), having its principal corporate trust office at 450 West 33rd Street, New York, New York 10001;

          WHEREAS, the Issuer has heretofore executed and delivered to the
Trustee an Indenture dated as of March 11, 1998 (the "Original Indenture" and, together with this First Supplemental Indenture, the "Indenture") providing for the issuance by the Issuer from time to time of its unsecured debt securities to be issued in one or more series (in the Original Indenture and herein called the "Securities"); and

          WHEREAS, the Issuer, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original
Indenture, has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Original Indenture in order to establish the form and terms of, and to provide for the creation and issuance of a series of Securities designated as the $100,000,000 7.29% Senior Notes due 2008 under the Original Indenture; and

          WHEREAS, all things necessary to make the Securities, when executed by the Issuer and authenticated and delivered by the Trustee or any

Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Indenture set forth against payment therefor, the valid, binding and legal obligations of the Issuer and to make this First
Supplemental Indenture a valid, binding and legal agreement of the Issuer, have been done;

          NOW, THEREFORE, for and in consideration of the premises and of the covenants contained in the Original Indenture and in this First
Supplemental
Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

                               ARTICLE ONE

                          DEFINITIONS AND OTHER
                     PROVISIONS OF GENERAL APPLICATION

          Section 101. Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.
          "Adjusted Total Assets" as of any date means the sum of
(i) $296.1
million, which represents the amount determined by multiplying the sum of the shares of Common Stock of the General Partner and the OP Units of the Issuer not held by the General Partner issued in connection with the General
Partner's initial public offering on January 21, 1994 ("IPO") by the IPO price
($17.50), (ii) $106.7 million, which represents the principal amount of outstanding Debt of the Issuer on the date of the IPO and (iii) the purchase price or cost of any real estate assets or mortgages receivable acquired
(including the value of any OP Units issued in connection therewith) or developed or capital improvements incurred after the IPO and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO
(to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), adjusted in the case of (i),
(ii) and (iii) for the proceeds of any real estate assets disposed of by the
Issuer.

          "Annual Debt Service Charge" means the amount which was payable in the four consecutive fiscal quarters most recently ended for interest on Debt.

          "Commission" means the United States Securities and
Exchange
Commission.

          "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted for (i)
Consolidated Interest Expense, (ii) provision for taxes of the Issuer and its
Subsidiaries based on income, (iii) amortization of Debt discount,
(iv)
provisions for gains and losses on properties, (v) depreciation and amortization, (vi) the effect of any non-cash charge resulting from a change in accounting principles, (vii) charges for early extinguishment of Debt, less amounts which have been added in determining Consolidated Net
Income during
such period, and (viii) amortization of deferred charges.

          "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of Debt discount on all Debt
(including, without limitation, payment-in-kind, zero coupon and other like securities), but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of
Debt and the amortization of any such Debt issuance costs that are capitalized, all determined in accordance with GAAP.

          "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "Currently Adjusted Total Assets" means Adjusted Total Assets as of the end of the fiscal quarter covered in the Issuer's Annual Report on Form
10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Exchange
Act, with the Trustee) prior to the incurrence of such additional Debt and the increase in Adjusted Total Assets from the end of such quarter, including, without limitation, any increase in Adjusted Total Assets caused by the incurrence of such additional Debt.

          "Debt" means any indebtedness of the Issuer or any Subsidiary whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar interest instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Issuer or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Issuer or any of its Subsidiaries as lessee which is reflected in the
Issuer's consolidated balance sheet as a capitalized lease in accordance with
GAAP in the case of items of indebtedness incurred under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Issuer's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Issuer or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the
Issuer or any Subsidiary).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Intercompany Debt" means indebtedness owed by the General Partner, the Issuer or any Subsidiary solely to the General Partner, the Issuer or any
Subsidiary.

          "IPO" shall mean the January 21, 1994 initial public offering of the
General Partner.

          "Issuer" shall mean Price Development Company, Limited
Partnership,
a Maryland limited partnership.

          "Make-Whole Amount" has the meaning specified in Section
204.

          "Notes" have the meaning specified in Section 201.

          "OP Units" means units of limited partner interest in the Issuer.

          "Redemption Price" has the meaning specified in Section
204.

          "Reinvestment Rate" has the meaning specified in Section
204.

          "Secured Debt" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

          "Senior Executive Group" means, collectively, those individuals holding the offices of Chairman, President, Chief Executive
Officer, Chief
Operating Officer or any Vice President of the General Partner.

          "Stated Maturity Date" shall mean March 11, 2008.

          "Statistical Release" has the meaning specified in
Section 204.

          "Subsidiary" means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which
(except directors' qualifying shares) are at the time directly or indirectly owned by the Issuer, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Issuer, the General Partner, any other Subsidiary and/or more individuals of the
Senior Executive Group (or, in the event of death or disability of any such individuals, his/her respective legal representative(s)), or such individual's successors in office as an officer of the General Partner and (ii) any other entity (other than the General Partner) the accounts of which are consolidated with the accounts of the Issuer.

          "Trustee" means The Chase Manhattan Bank.

          "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Issuer and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

          "Unencumbered Currently Adjusted Total Assets" means
Currently
Adjusted Total Assets minus the value of any properties of the Issuer and its
Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any capital stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each of the 38 properties owned by the Issuer at the time of the IPO shall be determined by reference to each such property's contribution to net operating income of the Issuer at the time of the IPO and the value of each property acquired since the IPO shall be equal to the purchase price or cost of each such acquired property.

          "Unsecured Debt" means Debt that is not Secured Debt.

          Section 102.     Section References.  Each reference to
a particular
section set forth in this First Supplemental Indenture shall, unless the context otherwise requires, refer to this First Supplemental
Indenture.


                                ARTICLE TWO

                        TITLE AND TERMS OF THE NOTES

          Section 201.     Title of the Notes.  Pursuant to Section
901 of the
Original Indenture, this First Supplemental Indenture hereby establishes a
series of Securities of the Issuer respectively designated as the
$100,000,000
7.29% Senior Notes due 2008 (the "Notes").  For purposes of the
Original
Indenture, the Notes shall constitute a separate series of Securities.

          Section 202.     Amount and Denominations; DTC.  The
aggregate
principal amount of the Notes that may be issued under this First
Supplemental
Indenture is limited to $100,000,000.

          The Notes shall be issuable only in a single fully registered global note in book-entry form, without coupons, and shall initially be registered in the name of The Depository Trust Company ("DTC"), or its nominee who is hereby designated as "Holder" under the Original Indenture. The authorized denominations of the Notes shall be $1,000 and integral multiples thereof.

          Section 203.     Principal and Interest.

               The Notes will bear interest at a rate of 7.29% per annum from the date of issuance or from the immediately preceding Interest Payment Date
(as defined below) to which interest has been paid, payable semi-annually in arrears on each March 11 and September 11 (each, an "Interest Payment Date"), commencing September 11, 1998 , and on the Stated Maturity, to the persons
(the "Holders") in whose names the Notes are registered in the Security
Register at the close of business on the date 15 calendar days prior to such
Interest Payment Date (each, a "Regular Record Date") regardless of whether such day is a Business Day (as defined below). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Installments of principal of $250 will be paid on each $1,000 principal amount of the Notes outstanding on each March 11 (each, a "Principal Payment
Date"), commencing on March 11, 2005. The maximum aggregate principal payment on each Principal Payment Date shall equal $25.0 million.

     In each case, principal on the Notes will be payable to the Holders in whose names the Notes are registered in the Security Register at the close of business on the date 15 calendar days prior to such Principal
Payment Date
regardless of whether such day is a Business Day.

      If any Interest Payment Date, Principal Payment Date or a
Stated
Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or Stated
Maturity, as the case may be. "Business Day" means any day, other than a
Saturday or Sunday or legal holiday, on which banking institutions in The City of New York are open for business.

          Section 204. Optional Redemption. The Notes are subject to redemption at the option of the Issuer, in whole or in part at any time, from time to time, at a redemption price (the "Redemption Price") equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date and (ii) the Make-Whole Amount, if any.

          If notice has been given as provided in the Original Indenture and funds for the redemption of the Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes shall cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such
Notes in accordance with such notice.

          Notice of any optional redemption of any Notes will be given to
Holders at their addresses, as shown in the Security Register for such Notes, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the
Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

          If less than all the Notes are to be redeemed at the option of the
Issuer, the Issuer will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the
Trustee) of the aggregate principal amount of the Notes to be redeemed and their redemption date. The Trustee shall select, pro rata, by lot or in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the authorized denomination of
$1,000 or in any integral multiple thereof.

          As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes being so redeemed or accelerated, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed and the amount of any interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made), from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid, as calculated and certified by the Issuer to the Trustee in an Officers'
Certificate.

     "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated

"H.15(519)" or any successor publication which is published weekly by the
Federal Reserve System and which establishes yields on actively traded United
States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Issuer in an Officers' Certificate to the Trustee.

          Section 205.     Form and Other Terms of the Notes.

          Attached hereto as Exhibits A is the form of the Notes, which form is hereby established as the form in which the Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respect be subject to, the terms, conditions and covenants of the Original
Indenture and this First Supplemental Indenture. All of the terms and provisions set forth in Exhibit A are incorporated herein by reference.


                             ARTICLE THREE

                         ADDITIONAL COVENANTS

          With respect to the Notes, the following will be additional covenants to follow Section 1009 of the Original Indenture:

     SECTION 1010. Limitations on Incurrence of Debt. The Issuer will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany
Debt, if, immediately after giving effect to the incurrence of such additional
Debt, the aggregate principal amount of all outstanding Debt of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Adjusted Total
Assets of the Issuer and its Subsidiaries as of the end of the fiscal quarter covered in the Issuer's Annual Report on Form 10-K or Quarterly Report on Form
10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Adjusted Total
Assets from the end of such quarter, including, without limitation, any increase in Adjusted Total Assets caused by the incurrence of such additional
Debt (such increase together with the Adjusted Total Assets shall be referred to as the "Currently Adjusted Total Assets").

     SECTION 1011. Limitations on Incurrence of Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, the Issuer will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Currently Adjusted Total Assets.

     SECTION 1012. Debt Service Coverage. In addition to the foregoing limitation on the incurrence of Debt, the Issuer and its Subsidiaries will maintain a ratio of Consolidated Income Available for Debt Service to Annual
Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred of not less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt since the first day of such four-quarter period had occurred at the beginning of such period (except that, in making such computation under this subsection (ii) or subsection (i) above, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period) and (iii) any increase or decrease in Adjusted Total Assets, or any other acquisition or disposition by the Issuer or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, had occurred at the beginning of such period, in each case with the appropriate adjustments to net income and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (iii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause (iii) for a period of less than such four-quarter period shall be annualized for such four-quarter period.

     SECTION 1013.  Maintenance of Unencumbered Currently Adjusted
Total
Assets.  The Issuer shall maintain at all times Unencumbered
Currently
Adjusted Total Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Issuer and its Subsidiaries on a consolidated basis.

               The covenants set forth in Sections 1010, 1011, 1012

and 1013 shall not restrict the Issuer from refinancing existing
Debt, provided that the outstanding principal amount of such Debt is not increased.

     SECTION 1014. Insurance. The Issuer will, and will cause each of its
Subsidiaries to, keep all of their respective insurable properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurance companies.

               SECTION 1015.     Maintenance of Properties.     The

Issuer will cause all of its respective properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;provided, however, that the Issuer shall not be prevented from selling or otherwise disposing of for value its properties in the ordinary course of business.

                           ARTICLE FOUR

                     MISCELLANEOUS PROVISIONS

          Each and every term and condition contained in the Original
Indenture shall apply to this First Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same conform to this First Supplemental Indenture. As supplemented by this First
Supplemental Indenture, the Original Indenture shall be read, taken and construed as one and the same instrument; provided, however, that the rights, duties and obligations of the Trustee in this First Supplemental Indenture shall be limited to those matters expressly relating to the Notes.

          Nothing contained in this First Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Issuer and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Original
Indenture or this First Supplemental Indenture. Except as amended hereby, the
Original Indenture is in all respects ratified and confirmed and all of the terms thereof shall remain in full force and effect.

          This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

          This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instruments.

          The Trustee accepts the amendment of the Original Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Original Indenture as hereby amended, but only upon the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the
Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Original Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer or the General Partner on behalf of the Issuer, or for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer or the General Partner on behalf of the Issuer by corporate action or otherwise, (iii) the due execution hereof by the Issuer or the General Partner on behalf of the Issuer or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to such matters.

          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.


                              PRICE DEVELOPMENT COMPANY,
                              LIMITED PARTNERSHIP

                              By: JP Realty, Inc., its sole
                                    general partner


                              By:/s/ M. Scott Collins
                                 ---------------------------
                                 Name:  M. Scott Collins
                                 Title: Vice President and
                                        Chief Financial Officer


                              THE CHASE MANHATTAN BANK, as Trustee


                              By:/s/ Richard Lorenzen
                                ----------------------------
                                 Name:  Richard Lorenzen
                                 Title: Senior Trust Officer

                                                            Exhibit
A

                        [Form of Face of Note]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE
INDENTURE
HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A
DEPOSITARY OR A
NOMINEE THEREOF.  THIS SECURITY MAY NOT BE TRANSFERRED TO, OR
REGISTERED OR
EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON
OTHER THAN THE
DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE
REGISTERED, EXCEPT
IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.  EVERY
SECURITY
AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER, PLEDGE
OR OTHER USE
HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL
INASMUCH AS THE
REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED
REPRESENTATIVE OF THE
DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE
ISSUER (AS
DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE,
OR
PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF
CEDE & CO. OR
IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE
OF DTC (AND
ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS
REQUESTED BY
AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR
OTHER USE
HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL
INASMUCH AS THE
REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.



                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP

                      7.29% SENIOR NOTES DUE 2008

REGISTERED                                       PRINCIPAL AMOUNT

NO.: 1                                             $100,000,000

CUSIP No.:74144RAB8


     PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP, a limited partnership duly organized and existing under the laws of the State of Maryland

(hereinafter called the "Issuer"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, upon presentation, the maximum aggregate principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000) in installments of
TWENTY FIVE MILLION DOLLARS ($25,000,000) on each Principal Payment Date, commencing on March 11, 2005, at the office or agency of the Issuer, and to pay interest on the outstanding principal amount thereon from the date of issuance, or from and including the immediately preceding Interest Payment
Date to which interest has been paid or duly provided for, semi-annually in arrears on March 11 and September 11 in each year, commencing September 11,
1998, at the rate of 7.29% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months until the entire principal hereof is paid or made available for payment. Installments of principal on each Principal
Payment Date shall be in an amount equal to $250 for each $1,000 principal amount of Securities then outstanding.

     If any Principal Payment Date or Interest Payment Date would otherwise be a day that is not a Business Day, such Principal Payment Date or Interest
Payment Date will be postponed to the next succeeding Business Day. The principal so payable, and punctually paid or duly provided for on any
Principal Payment Date will be paid to the Holders in whose names this
Security (or one or more Predecessor Securities) is registered at the close of business on the 15th calendar day (whether or not a Business Day) next preceding such Principal Payment Date. The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided for in the Indenture, be paid to the person in whose name this
Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest which shall be the 15th calendar day (whether or not a Business Day) next preceding such Interest
Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a
Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not more than 15 days and not less than 10 days prior to such Special
Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the
Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

          Payment of the principal of, or Make-Whole Amount, if any, and interest on, the Securities will be made at the office or agency of the
Trustee maintained for that purpose in the City of New York as provided in the
Indenture in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;
provided, however, that at the option of the Issuer payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer of funds to an account of the Person entitled thereto maintained within the
United States; provided, however, that the Trustee shall have received written wire instructions from the Holder, by no later than the Regular Record Date for such Interest Payment Date. If this Security is in global form, all such payments will be made by wire transfer of immediately available funds.

          Securities of this series may be redeemed at any time at the option of the Issuer, in whole or in part, upon notice of not more than 60 nor less than 30 days prior to the redemption date, at a Redemption Price equal to the sum of (i) the principal amount of the Securities being redeemed plus accrued and unpaid interest to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Securities.

          REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF
THIS SECURITY
SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR
ALL
PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN THIS PLACE.

          Unless the Certificate of Authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, JP Realty, Inc., the sole general partner of the
Issuer, has caused this instrument to be duly executed on behalf of the Issuer and its corporate seal to be affixed and attested.

                                  PRICE DEVELOPMENT COMPANY,
                                    LIMITED PARTNERSHIP

                                  By: JP Realty, Inc.,
                                       its General Partner


ATTEST:


By: ______________________

(Corporate Seal)



Dated:                                By:
                                      name:
                                      title:

                 TRUSTEE'S CERTIFICATE OF AUTHENTICATION:


          This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.


The Chase Manhattan Bank,
as Trustee



By:                                                      Dated:
     Authorized Officer

[Form of Reverse of Note]                   7.29% SENIOR NOTES DUE
2008

          This Security is one of a duly authorized issue of securities of the
Issuer designated as the $100,000,000 7.29% Senior Notes due 2008 (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of March 11, 1998, as supplemented by the First
Supplemental Indenture, dated as of March 11, 1998, and as the same may be supplemented from time to time thereafter in accordance with the terms thereof
(as so supplemented, herein called the "Indenture"), between the Issuer and
The Chase Manhattan Bank, a banking corporation organized under the laws of the State of New York, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.
This Security is one of the series designated on the first page hereof, limited in aggregate principal amount to $100,000,000.

          As used herein:

          "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Security being so redeemed or accelerated, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed and the amount of any interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third
Business Day preceding the date such notice of redemption is given or declaration of acceleration is made), from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Securities being redeemed or paid, as calculated and certified by the Issuer to the Trustee in an Officers' Certificate.

          "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical
Release under the caption "Treasury Constant Maturities" for the maturity
(rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.
For the
purpose of calculating the Reinvestment Rate, the most recent
Statistical
Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" means the statistical release designated
"H.15(519)" or any successor publication which is published weekly by the
Federal Reserve System and which establishes yields on actively traded United
States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Issuer in an Officers' Certificate to the Trustee.

          The covenants set forth in Article 10 of the Indenture and Sections
1010, 1011, 1012, 1013 ,1014 and 1015 of the First Supplemental
Indenture
shall be fully applicable to this Security.

          The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Issuer on this Security and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Issuer, in each case, upon compliance by the Issuer with certain conditions set forth in the Indenture, which provisions apply to this
Security.

          If any Event of Default with respect to Securities of this series shall occur and be continuing, the principal of, and any premium and
Make-Whole Amount, if any, on, the outstanding Securities of this series may be declared due and payable in the manner and with the effect provided in the
Indenture.

          As provided in and subject to the provisions of the Indenture, the
Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, offered the Trustee indemnity satisfactory to the Trustee, and the Trustee shall not have received from the
Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof (and premium or Make-Whole Amount, if any) or any interest thereon in respect thereon on or after the respective due dates expressed herein.

          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding affected thereby. The
Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time
Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notations of such consent or waiver is made upon this Security.

          No reference herein to the Indenture and no provision of this
Security or of the Indenture shall alter or impair the obligation of the
Issuer, which is absolute and unconditional, to pay the principal of, or premium or Make-Whole Amount, if any, on, and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

          As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the
Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any Place of Payment where the principal of, or premium or Make-Whole Amount, if any, on, and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security
Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.
As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

          No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

          All terms used in this Security not defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

          THE INDENTURE AND THE SECURITIES, INCLUDING THIS
SECURITY, SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE
OF NEW YORK.

          Pursuant to a recommendation promulgated by the Committee on Uniform
Security Identification Procedures, the Issuer has caused "CUSIP" numbers to be printed on the Securities of this series as a convenience to the Holders of such Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.

                 [REMAINDER OF PAGE INTENTIONALLY BLANK]